EXHIBIT 10.4

July 12, 2012

Jane A. Freeman
PO Box 8465
Emeryville, CA  94662

RE:	EMPLOYMENT OFFER

Dear Jane:

On behalf of Scientific Learning Corporation (the “Company”), I am pleased to offer you the following position.  This offer is subject to approval by the Compensation Committee of the Board of Directors.

Position:	Chief Financial Officer and Treasurer, reporting to Robert Bowen, Chief Executive Officer.

Effective Date:	The effective date is July 10, 2012.

Salary:
Your base salary will be $19,166.67 per month ($230,000.00 annually).  You will be paid semimonthly on the 15th and the last day of each month, subject to payroll withholding and deductions.  Based on your duties and responsibilities, you will be categorized as “exempt” and will be ineligible for overtime pay.

Incentive Compensation:
In addition to your base salary, at the end of 2012 you will be eligible for a bonus equivalent to 40% of your base salary, prorated based on a partial year of employment (i.e., approximately 24% of your base salary, given a start date of July 10, 2012), payable at the discretion of the Board of Directors.  This bonus is contingent upon your continued employment with the Company through December 31, 2012.

Paid Time Off:
Your accrual rate for paid time off will be 6.67 hours per pay period. The Company may modify its standard benefits from time to time as it deems necessary, which would also modify the benefits available to you.

Equity Grants:
As part of your new hire package, it will be recommended to the Compensation Committee of the Board of Directors that you be granted an option to purchase up to 100,000 shares of common stock of the Company under the Company’s Stock Option Plan.  The option exercise price will be the then current fair market value of the common stock on the date of grant, which will be the Company’s next standard equity grant date, October 1, 2012.   The shares will vest over a 12-month period, vesting 1/4th on October 10, 2012 and 1/12th on the 10th day of each month thereafter; provided, however, that in the event you cease employment with the Company prior to July 10, 2013 as a result of a mutual agreement between you and the Company, any then unvested options will immediately vest upon the termination of your employment.  The grant of the options is subject to compliance with applicable securities laws.

Additionally, it will be recommended that you receive an award of 100,000 restricted stock units (RSUs) of Scientific Learning Common Stock under the Company’s Equity Incentive Plan.  This award will be granted on October 1, 2012, with 50% of the units vesting on each of January 10, 2013 and July 10, 2013; provided, however, that in the event you cease employment with the Company prior to July 10, 2013 as a result of a mutual agreement between you and the Company, any then unvested units will immediately vest upon the termination of your employment.  This award is subject to compliance with applicable federal and state securities laws.

If your employment ends, through mutual agreement, before these grants are fully vested the vesting will be accelerated so that both grants become fully vested.

Health Insurance:
The Company will reimburse you for reasonable medical insurance costs during the period of your employment up to the costs the Company would ordinarily pay on your behalf under the Company’s current group health plan for Company employees.

At-Will Employment:
Throughout your employment at Scientific Learning, your employment is at-will.  At-will employment provides protection of our mutual rights. You or the Company may terminate your employment relationship at any time for any reason whatsoever, with or without cause or advance notice.  This at-will employment relationship and other terms of your employment may not be changed except in writing signed by a duly-authorized officer of our Company.

Please sign one copy and return it to Gina Larue in the Human Resources department by July 12, 2012 to indicate your agreement to your employment at the Company on the terms set forth above.

Sincerely,

SCIENTIFIC LEARNING CORPORATION

By	/s/ Robert C. Bowen	July 12, 2012
	Robert C. Bowen	Date
Chief Executive Officer

ACCEPTED AND AGREED:

By	/s/ Jane A. Freeman	July 12, 2012
	Jane A. Freeman	Date